INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 18 to Registration Statement under the Securities Act of 1933 of Carillon Fund, Inc. filed under Registration Statement No. 2-90309, of our report dated February 3, 1997 on the financial statements of the Equity Portfolio, the Capital Portfolio, the Bond Portfolio and the S&P 500 Index Portfolio of Carillon Fund, Inc., and to the reference to us as experts under the caption "Independent Auditors" both of which appear in the Statement of Additonal Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Dayton, Ohio
August 22, 1997